Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated November 10, 2022 between BIOGEN INC., a Delaware corporation (the “Company”), and Christopher A. Viehbacher (the “Executive”).

WHEREAS, the Company wishes to employ the Executive to serve as the Company’s President and Chief Executive Officer, and the Executive is willing to be employed and serve in such capacity;

WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions upon which the Executive will be employed; and

WHEREAS, the Company is offering to provide fair and reasonable consideration to the Executive in exchange for the covenants set forth herein which the Company otherwise would not provide.

THEREFORE, the Company and the Executive hereby agree as follows, subject to Executive commencing employment on the Effective Date:

1.	Employment, Duties and Acceptance

1.1    Employment; Duties. Effective on November 14, 2022 (or such earlier start date as the parties may mutually agree, the “Effective Date”), the Company hereby agrees to employ the Executive to render services to the Company in the capacity of President and Chief Executive Officer and to perform such other duties consistent with such position (including service as a director or officer of any Affiliate of the Company) as may be assigned by the Board of Directors (the “Board”). The Executive’s title shall be President and Chief Executive Officer. The Executive shall have all of the duties and authorities customarily and ordinarily exercised by executives in such position at entities of the Company’s size and nature. The Executive shall be assigned no duties or authorities that are materially inconsistent with, or that materially impair the Executive’s ability to discharge, the foregoing duties and authorities. The Executive shall be the most senior officer of the Company and shall report solely to the Board. All other senior officers of the Company shall report directly to the Executive (unless otherwise determined by the Executive, or as required by applicable law or the principles of good corporate governance). The Company agrees (i) that the Executive will be elected to the Board upon, or promptly following, the Effective Date and (ii) to nominate the Executive for re-election to the Board at the expiration of each term of office during the Term, and the Executive shall serve as a member of the Board for each period for which he is so elected.

1.2    Acceptance. The Executive hereby accepts such employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to serve the Company faithfully and to use the Executive’s efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive’s position. The Executive also agrees to devote the Executive’s entire business time, energy and skill to such employment, except for vacation time (as set forth in Section 3.6), absence for sickness or similar disability; provided that the Executive may serve on one board of directors of a for-profit company (in addition to the Company) (subject to the prior vetting and consent of the Board with respect to the identity of the applicable company, which consent shall not be unreasonably withheld or delayed), manage personal investments and participate in charitable, religious, or professional activities, so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder, create a conflict of interest or violate Section 5. The Executive may serve on other for-profit company boards of directors subject to the prior consent of the Board, which consent shall not be unreasonably withheld or delayed, to the extent such service meets the requirements of the third sentence of this Section 1.2.

1.3    Fiduciary Duties to the Company. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to the Company to act at all times in the best interest of the Company in a manner consistent with the Executive’s position. In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that the Executive shall not knowingly become involved in a conflict of interest or potential conflict of interest with the Company, or upon discovery thereof, allow such a conflict or potential conflict to continue, without first obtaining approval in accordance with policies and procedures of the Company.

1.4    Compliance with Policies. The Executive shall comply with all duly adopted Company policies in the performance of the Executive’s duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him, including without limitation the Company’s insider trading policy and minimum CEO stock ownership requirement.

1.5    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s headquarters offices in Cambridge, Massachusetts, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

2.	Term of Employment.

The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date as defined above, and shall end on December 31, 2025, unless extended as provided in the following sentence. On December 31, 2025 and each year thereafter, the Term shall be automatically extended for an additional year until December 31 of the following year unless either the Company or the Executive notifies the other party in writing not later than six months prior to the scheduled expiration of the Term that the notifying party has elected not to extend the Term, in which event the Term shall end on December 31 of the last such year. Notwithstanding the foregoing provisions of this Section 2, the Term shall terminate on the date the Executive’s employment is terminated as provided in Section 4 (and, for the avoidance of doubt, a notification pursuant to the foregoing sentence shall not preclude a termination of employment pursuant to Section 4 prior to the then scheduled expiration of the Term).

3.	Compensation and Benefits.

3.1    Base Salary. During the Term, the Company agrees to pay to the Executive a base salary, payable in arrears in accordance with the Company’s standard payroll practices, at the initial annual rate of $1,600,000 (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive’s Base Salary will be subject to annual review by the Compensation and Management Development Committee of the Board (the “Committee”) and the Board according to the Company’s typical schedule for all senior executives, with future increases subject to the discretion of the Board based on performance. The Base Salary under this Agreement, including subsequent upward adjustments, may not be decreased thereafter without the prior written consent of Executive, except for decreases that are applicable in the same percentage to all of the executive officers of the Company and which in the aggregate do not exceed ten percent (10%) of Executive’s highest Base Salary.

3.2    Annual Bonus. For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Biogen Inc. Performance-Based Management Incentive Plan (the “MIP”) and/or such other annual bonus plan as may be adopted by the Company for senior executives of the Company (collectively, and including the MIP, the “Bonus Program”). The Executive’s annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and will be subject to meeting any applicable Company and individual goals, as determined by the Committee each year. The Executive’s target Annual Bonus under the Bonus Program (the “Annual Bonus Target”) shall be no less than 150% of the Executive’s Base Salary for each calendar year that ends during the Term starting with 2023; provided that Executive shall be eligible to receive an Annual Bonus for 2022 in an amount no less than the Annual Bonus Target but pro-rated based on the number of days from the Effective Date through the end of calendar 2022 divided by 365. The actual amount of any Annual Bonus for each year after 2022 shall be determined by and in accordance with the terms of Company’s then-current Bonus Program. Payment of any Annual Bonus shall be made in a single lump sum cash within the sooner of 90 days following the end of the performance period and March 15 of the calendar year following the calendar year in which the award was earned.

3.3    Initial Equity Award. On the first business day of the calendar month that starts on or following the Effective Date (the “Grant Date”), the Company agrees to grant to the Executive the following equity awards with respect to the Company’s common stock, par value $.0005 per share, (the “Share”) under the Company’s 2017 Omnibus Equity Plan (as may be amended, restated or substituted from time to time, the “OEP”):

3.3.1    Options. Executive shall be granted a number of stock options (the “Initial Options”) calculated by dividing $11,200,000 by the fair value per option as determined by the Company using a Black-Scholes model (as determined by the Company’s outside valuation firm) for stock option valuation. The Initial Options shall have a per-share exercise price equal to the Fair Market Value (as defined in the OEP) of a Share on the Grant Date and maximum term of ten years, subject to earlier expiration following termination of employment. The Initial Options will be subject to following vesting schedule: vesting in equal annual installments on the first three (3) anniversaries of the Grant Date, subject to continued employment (except as otherwise provided herein including under Section 4 below or in the applicable award agreement).

3.3.2    PSUs. Executive shall be granted performance stock units (the “Initial PSUs” and, together with the Initial Options, the “Initial Equity Awards”) with the target number of Shares determined by dividing $16,800,000 by the fair value per stock unit using a Monte-Carlo valuation model, with a separate Monte Carlo valuation for each of the Absolute CAGR PSUs and the Relative TSR PSUs, (as determined by the Company’s outside valuation firm). The Initial PSUs will be subject to the following time-based and performance-based vesting conditions, with starting and ending stock prices as of the Grant Date and the third anniversary of the Grant Date (such three-year cliff performance period, the “Performance Period”), respectively, measured on a trailing 20-day volume-weighted average basis for the Company and each member of the Comparator Group, as applicable:

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Absolute CAGR PSUs. Initial PSUs having a fair value at target of $8,400,000 (i.e., 50%) (the “Absolute CAGR PSUs”) shall be eligible to be earned based on the following measurements of the Compound Annual Growth Rate (“CAGR”) for the Company’s stock price for the Performance Period as follows:

0% earned for <4% CAGR

50% of target earned at 4% CAGR

75% of target earned at 6% CAGR

100% of target earned at 8% CAGR

150% of target earned at 12% CAGR

200% of target earned at 16% CAGR or greater CAGR

The amount earned will be subject to straight-line interpolation for actual results between the listed performance hurdles if at least a 4% CAGR is achieved; for the avoidance of doubt, no more than 200% of target PSUs may be earned.

The amount earned will vest upon the later of (x) the third anniversary of the Grant Date and (y) the date of the Committee’s determination of the degree to which the performance criteria have been satisfied for the Performance Period (which determination shall be made not later than 45 days after the last day of the Performance Period), subject to Executive’s continued employment through such vesting date (except (i) as otherwise provided herein including in Section 4 or in the award agreement and (ii) for the avoidance of doubt, Executive shall be deemed employed through the date of such determination in the event of any termination occurring upon or after expiration of the initial Term due to a Company notice of non-renewal under Section 2).

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Relative TSR PSUs. Initial PSUs having a fair value at target of $8,400,000 (i.e., 50%) (the “Relative TSR PSUs”) shall be eligible to be earned based on the following measurements of the Company’s relative total shareholder return (“TSR”) for the Performance Period relative to the Comparator Group as follows:

0% of target earned below 25th Percentile

25% of target earned at 25th Percentile

100% of target earned at 55th Percentile

200% of target earned at 75th Percentile or greater Percentile

The amount earned will be subject to straight-line interpolation for actual results between the listed performance hurdles if at least the 25th percentile is achieved; for the avoidance of doubt, no more than 200% of target PSUs may be earned.

Notwithstanding the foregoing, the maximum amount of the Relative TSR PSUs that may be earned and vested will be 100% if the Company’s absolute TSR for the Performance Period is negative.

The “Comparator Group” shall be the companies in the Company’s compensation peer group most recently approved by the Committee for fiscal 2023 (as may be equitably adjusted by the Committee in the event of the merger, acquisition or other transaction involving any such company, or such company no longer being publicly traded).

The amount earned will vest upon the later of (x) the third anniversary of the Grant Date and (y) the date of the Committee’s determination of the degree to which the performance criteria have been satisfied for the Performance Period (which determination shall be made not later than 45 days after the last day of the Performance Period), subject to Executive’s continued employment through such vesting date (except (i) as otherwise provided herein including in Section 4 or in the award agreement and (ii) for the avoidance of doubt, Executive shall be deemed employed through the date of such determination in the event of any termination occurring upon or after expiration of the initial Term due to a Company notice of non-renewal under Section 2).

Except as set forth in this Agreement (including Section 4), the Initial Equity Awards shall be subject to all terms and conditions applicable to grants under the OEP and shall be evidenced by grant agreements as established by the Committee.

3.4    Other Long-Term Incentives.

3.4.1    Share Purchase Requirement with Matching Grant; Retention Policy.

(i)    Within the ninety (90) days following the Effective Date, the Executive agrees to purchase Company common stock with a face value of no less than $2,000,000, subject to any blackout period restrictions (the date such condition is met, the “Purchase Date”). On the first business day of the month immediately following the Purchase Date, Executive shall be granted a number of restricted stock units (the “Matching RSUs”) calculated by dividing $2,000,000 by the closing price per Share of the Company’s Shares on the Purchase Date (or the volume weighted average closing price if on more than one Purchase Date) of the Matching RSUs. The Matching RSUs will become vested in one installment on the third anniversary of the grant date, subject to Executive’s continued employment on such date (except (i) as otherwise provided herein including in Section 4 or in the award agreement and (ii) for the avoidance of doubt, Executive shall be deemed employed through the third anniversary of the grant date of the Matching RSUs in the event of any termination occurring upon or after expiration of the initial Term due to a Company notice of non-renewal under Section 2), and will be settled promptly following the applicable date of vesting, (including upon accelerated vesting as provided in Section 4, subject to Section 9 hereof).

(ii)    Executive will comply with the Company’s stock ownership guidelines as in effect from time to time (which currently require 6X salary for the CEO); provided that Executive must retain 100% of net after-tax award shares until attainment of the guideline holding amount, including during the initial five-year build-in period under such guidelines.

3.4.2    Future Equity Awards. Commencing in 2024, the Executive shall be eligible to receive additional grants under the OEP or such other long term incentive and/or equity incentive plans as the Company may adopt for its senior executives generally (collectively, and including the OEP, the “LTI Program”), the value of which shall be determined by the Compensation Committee in good faith, reflective of market levels and on terms generally consistent with other senior executive grants. The Executive shall be a “Designated Employee” (and have any other similar designation) for all awards granted to him under the LTI Program. Notwithstanding anything to the contrary in the LTI Program or any applicable award agreement, the definitions of Cause, Disability, and Involuntary Employment Action set forth herein shall control for all purposes.

3.5    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time, including for executive-level business travel (generally first-class or business travel).

3.6    Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the Company’s applicable vacation policy, as in effect from time to time, but not less than four (4) weeks per year.

3.7    Employee Savings, Health and Welfare Plans; Other Benefits. The Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans, as in effect from time to time, and on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable). As of the date hereof, the foregoing benefits for senior executives include financial planning and executive physicals.

3.8    Clawback. The Executive agrees that any amount payable to him pursuant to the Bonus Program or LTI Program may be subject to repayment in accordance with the Company’s clawback policy as set forth in the Bonus Program and LTI Program, as adopted and revised by the Board from time to time, and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement, and will not be considered the basis for an Involuntary Employment Action; provided that no restrictive covenants in such clawback policy shall be broader than those herein.

4.	Termination.

4.1    Employment at Will. It is expressly acknowledged and agreed by the parties that the Executive’s employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive’s employment at any time and for any reason, or without stated reason. Termination of the Executive’s employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of the applicable benefit plan. For avoidance of doubt, the provisions of this Section 4 shall supersede the Severance Plan for US Executive Vice Presidents or other similar severance plans, which Executive hereby agrees will not apply to the Executive.

Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination or such other date requested by the Company, from all positions on the Board and all committees thereof, if applicable, and from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of the Company) and from all other positions and offices that Executive then holds with the Company and its subsidiaries and affiliates. Executive agrees to promptly execute such documents as the Company, in good faith, shall reasonably deem necessary to effect such resignations, and in the event that Executive is unable or unwilling to execute any such document, Executive hereby grants his proxy to any officer of the Company to so execute on his behalf.

4.2    Certain Definitions. For all purposes related to the Executive’s employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:

4.2.1    Affiliate. An “Affiliate” of the Company means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable; provided, however, that for purposes of Section 5.2 the term Affiliate shall also include any joint venture or similar entity in which the Company has a material interest.

4.2.2    Cause. A termination for “Cause” shall mean termination by the Company of the Executive’s employment by reason of the occurrence of any one or more of the following:

(i)    fraud or willful misconduct with regard to the Company or Executive’s duties that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;

(ii)    insubordination with respect to any reasonable and lawful directive from the Board;

(iii)    malfeasance or non-feasance of duty that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;

(iv)    material breach of this Agreement, or any other agreement between the Executive and the Company or any Affiliate;

(v)    material violation of any generally applicable material written policy of the Company previously provided to the Executive, the terms of which provide that violation may be grounds for termination of employment; or

(vi)    conviction (including entry of a plea of guilty or nolo contendere) of the Executive of any felony.

Notwithstanding the foregoing, the Executive shall not be terminated for Cause as defined in clauses (ii) through (vi) shall not exist unless the Executive receives written notice of the Company’s intent to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the nature of Cause and the actions required to cure the nature of Cause, if reasonably curable, and the Executive fails to take such actions to reasonably cure the Cause, within fifteen (15) days following receipt of such notice; provided that nothing contained herein shall be construed to preclude the Company from terminating the Executive for Cause without prior notice if the Company determines either that Cause as defined in clauses (i) or (vii) exists (regardless of whether Cause as defined in clauses (ii) through (vi) also exists), or that Cause as defined in clauses (ii) through (vi) exists and is not reasonably curable. If the Company notifies the Executive of its intent to terminate his employment for Cause and the Executive subsequently resigns, the Executive may be considered to have been terminated for Cause.

4.2.3    Change in Control Period. A “Change in Control Period” means the period commencing on the date of a Corporate Change in Control or Corporate Transaction and ending two years after such Corporate Change in Control or Corporate Transaction.

4.2.4    Code. The Internal Revenue Code of 1986, as amended from time to time.

4.2.5    Corporate Change in Control. A “Corporate Change in Control” means any transaction that constitutes a Corporate Change in Control as currently defined in the OEP.

4.2.6    Corporate Transaction. A “Corporate Transaction” means any transaction that constitutes a Corporate Transaction as currently defined in the OEP.

4.2.7    Disability or Disabled. As set forth in Section 4.3.1 herein.

4.2.8    Involuntary Employment Action. An “Involuntary Employment Action” means the termination of the Executive’s employment by the Company without Cause or a resignation by the Executive upon the occurrence of any of the following circumstances:

(i)    any material adverse alteration and/or material diminution in the Executive’s authority, duties or responsibilities, including a requirement that the Executive report to anyone other than the Board (or that any other executive officer report to the Board or a member of the Board); provided that the Executive no longer being President shall not constitute an Involuntary Employment Action if Executive remains Chief Executive Officer. For purposes of clarity, if the Board hires a special advisor or outside consultant for a special assignment or project, such advisor or consultant reporting directly to the Board or a member of the Board shall not be a violation of this Section 4.2.8(i);

(ii)    a reduction of the Base Salary except as permitted herein, or a material reduction in Annual Bonus Target;

(iii)    relocation of the offices at which the Executive is employed which increases the distance between the Executive’s residence and such offices by more than 50 miles on a round trip basis; or

(iv)    a material breach by the Company of any provision of this Agreement or any other agreement between the Executive and the Company or an Affiliate.

Notwithstanding the foregoing, a resignation by the Executive shall not be considered an Involuntary Employment Action unless the Executive notifies the Chief Legal Officer or the Chief of Human Resources of the Company in writing of the basis for his resignation within 90 days after the initial occurrence of the event constituting an Involuntary Employment Action. Such notice shall set forth in reasonable detail the facts and circumstances constituting the Involuntary Employment Action event and shall provide the Company with thirty days to cure such condition, and if the Company cures such facts or circumstances to the Executive’s reasonable satisfaction within such 30-day period a subsequent resignation by the Executive based on such facts or circumstances shall not constitute an Involuntary Employment Action, unless such facts or circumstances recur in which event a new notice shall be given as provided above. The notice also shall specify the date the Executive’s termination of employment is to become effective, which date shall be at least 30 days and not more than 90 days after the date the notice is given; provided, however, that after receiving such notice, the Company shall be permitted to terminate the Executive’s employment prior to the specified termination date, which termination shall constitute an Involuntary Employment Action. For avoidance of doubt, a termination of the Executive’s employment upon the expiration of the Term or thereafter following a notice of non-extension given by either party shall not constitute an Involuntary Employment Action under this Agreement, but a termination following a notice of non-extension given by the Company shall be treated as an involuntary termination for purposes of any severance or separation plan applicable to the Executive, any Bonus Program or LTI Program, or any plan or program of the Company that conditions a benefit upon an involuntary termination of employment; provided that the foregoing shall not be construed to require the Company to establish or maintain any such plan or program, or to limit in any way the Company’s authority to establish, administer and interpret, and amend or terminate any such plan or program.

4.2.9    Retirement. Retirement means the date upon which the Executive’s employment and the Term terminate after the Executive reaches age 55 with five (5) consecutive years of employment with the Company and its Affiliates, but not including pursuant to any termination for Cause, pursuant to any termination for insufficient performance, as determined by the Company or by reason of the Executive’s death or Disability.

4.3    Termination Events.

4.3.1    Immediate Termination. Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i)    Death: the death of the Executive;

(ii)    Disability: notice by the Company of termination by reason of the physical or mental illness or incapacity of the Executive, while the executive is so Disabled, which has resulted in the Executive having been unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty consecutive days, as determined by a qualified, independent physician jointly selected by the Company and the Executive. If the Company and the Executive cannot agree on the physician to make the determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination; or

(iii)    For Cause by the Company: notice by the Company to the Executive of a termination for Cause.

4.3.2    Involuntary Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause (which shall constitute an Involuntary Employment Action) upon thirty (30) days prior written notice and, in such event, the Term shall terminate. During such thirty-day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its Affiliates’ offices and/or other facilities.

4.3.3    Resignation by the Executive. The Executive may resign the Executive’s position (i) voluntarily (including, Retirement) and other than due to an Involuntary Employment Action, which shall be effective forty-five (45) days following written notice to the Company of the Executive’s intent to so resign, or (ii) due to an Involuntary Employment Action, effective in accordance the provisions of such definition. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.

4.3.4    Definition of Termination Date. The date upon which the Executive’s employment and the Term terminate pursuant to this Section 4 shall be the Executive’s “Termination Date” for purposes of this Agreement.

4.4    Payments Upon a Termination Event.

4.4.1    Entitlements Upon Termination For Any Reason. Following any termination of the Executive’s employment, including an expiration of the Term, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):

(i)    Base Salary earned through the Termination Date;

(ii)    a payment representing the Executive’s accrued but unused vacation, to the extent required by applicable law or Company policy;

(iii)    reimbursement of all business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date; and

(iv)    any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies or practices (collectively, the “Company Arrangements”) in accordance with the terms thereof, including any benefit continuation or conversion rights, but not, except as otherwise provided in the last sentence of Section 4.2.8, including any severance, separation pay, or supplemental unemployment benefit plan.

4.4.2    Payments Upon Termination by Reason of Death or Disability. In the event that the Executive’s employment is terminated by reason of death or Disability, the Company shall pay or provide to the Executive or the Executive’s estate:

(i)    the Accrued Obligations;

(ii)    the Executive’s Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs (a “Prior Year Bonus”); and

(iii)    an amount equal to the Executive’s Annual Bonus Target for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during the year that he was employed and the denominator of which is the number of days in the year, paid within sixty (60) days after the Termination Date (a “Pro Rata Annual Bonus”); and

(iv)    the Initial Equity Awards and the Matching RSUs will be treated as provided under the OEP and as generally applicable to other executives of the Company (i.e., full vesting, with the Initial PSUs subject to achieving the performance requirements through the end of the Performance Period).

4.4.3    Payments Upon Termination Due to an Involuntary Employment Action Outside of a Change in Control Period. Following a termination of the Executive’s employment due to an Involuntary Employment Action that occurs outside of a Change in Control Period, the Company shall pay or provide to the Executive, subject to the Executive’s continued compliance with Sections 5.1 and 5.2:

(i)    the Accrued Obligations;

(ii)    a Prior Year Bonus;

(iii)    a Pro Rata Annual Bonus;

(iv)    an amount equal to (A) the sum of the Executive’s Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by (B) one and one-half (1.5), paid in a lump sum within sixty (60) days after the Termination Date;

(v)    if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the difference between the premium that would normally be charged under COBRA and the premium for comparable health coverage charged to active employees (the “Premium Subsidy”), which health coverage may be continued until eighteen (18) months following the Termination Date (the “Maximum Term”); provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer’s plan, with the premiums paid by the Company treated as taxable income to the Executive; and provided further that if the Company reasonably determines that provision of such health coverage would result in the imposition of tax penalties, the Company may, to the extent not in violation of section 409A of the Code, in lieu thereof pay Executive a lump sum payment equal to the Premium Subsidy multiplied by the number of months remaining in the Maximum Term;

(vi)    senior executive level career transition assistance services by a firm selected by the Company for a period of twelve (12) months following the Termination Date; and

(vii)    accelerated vesting of the Pro Rata Equity Portion of each of the Initial Equity Awards and the Matching RSUs, with the Initial Options having an exercise period of one year following the Termination Date (but no later than ten years following the Grant Date); provided that in the case of the Initial PSUs, such vesting shall be contingent on the amount actually earned based on actual performance through the end of the three-year Performance Period or, if earlier, through the 12-month anniversary of the Termination Date; provided further that “Pro Rata Equity Portion” shall mean:

(a)

with respect to the Initial Options, (x) in the event the Termination Date occurs within the first 12 months following the Grant Date, one-third of the Initial Options shall vest, and (y) in the event the Termination Date occurs thereafter, a pro-rata portion of the next vesting tranche of Initial Options shall vest based on the number of days elapsed from the most recent scheduled vesting date through the Termination Date;

(b)

with respect to the Initial PSUs, (x) in the event the Termination Date occurs within the first 12 months following the Grant Date, one-third of the earned and unvested PSUs shall vest, and (y) in the event the Termination Date occurs thereafter, a pro-rata portion of the earned and unvested PSUs shall be eligible to vest based on the number of days elapsed from the Grant Date through the Termination Date (divided by 1,096 days); provided; and

(c)

with respect to the Matching RSUs, (x) in the event the Termination Date occurs within the first 12 months following the Grant Date, one-third of the Matching RSUs shall vest, and (y) in the event the Termination Date occurs thereafter, a pro-rata portion of the Matching RSUs shall vest based on the number of days elapsed from the Grant Date through the Termination Date (divided by 1,096 days).

4.4.4    Payments Upon Termination Due to an Involuntary Employment Action During a Change in Control Period. Following a termination of the Executive’s employment due to an Involuntary Employment Action occurring during a Change in Control Period, the Company shall pay or provide to the Executive, in lieu of the amounts described in Section 4.4.3, subject to the Executive’s continued compliance with Sections 5.1 and 5.2:

(i)    the Accrued Obligations;

(ii)    a Prior Year Bonus;

(iii)    a Pro Rata Annual Bonus;

(iv)    an amount equal to (A) the sum of the Executive’s Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by (B) two (2), paid in a lump sum within sixty (60) days after the Termination Date;

(v)    if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the Premium Subsidy, which health coverage may be continued until twenty-four (24) months following the Termination Date (the “Post CIC Maximum Term”); provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer’s plan or the Executive becomes eligible for coverage under Medicare prior to the completion of the Post CIC Maximum Term; and provided further that if the Company reasonably determines that provision of such health coverage would result in the imposition of tax penalties, the Company may in lieu thereof pay Executive a lump sum payment equal to the Premium Subsidy multiplied by the number of months remaining in the Post CIC Maximum Term;

(vi)    senior executive level career transition assistance services by a firm selected by the Company for a period of twelve (12) months following the Termination Date;

(vii)    notwithstanding any provisions of the OEP, 100% accelerated vesting of the Initial Equity Awards and the Matching RSUs, to the extent unvested, with the Initial Options having an exercise period of one year following the Termination Date (but no later than ten years following the Grant Date); provided that in the case of the Initial PSUs, such vesting shall be contingent on the amount actually earned based on actual performance based on a truncated Performance Period that ends on the date of the Corporate Change in Control or Corporate Transaction.

4.4.5    Payments Upon Termination by Reason of Retirement. In the event that the Executive’s employment is terminated by reason of his Retirement, the Company shall pay or provide to the Executive:

(i)    the Accrued Obligations; and

(ii)    notwithstanding any provisions of the OEP, to the extent not previously vested, 50% of the number of shares covered by any unvested awards under the OEP (or successor or other long-term incentive plan), and for an additional 10% of the number of shares covered by such unvested awards for every full year of consecutive employment beyond five (5) years of consecutive employment up to ten (10) years, up to the remaining amount of the unvested awards. Except as otherwise provided herein, the treatment of the Initial Equity Awards and the Matching RSUs will be treated as provided under the Retirement provisions of the OEP and as generally applicable to other executives of the Company.

4.4.6    Sections Mutually Exclusive. Sections 4.4.2, 4.4.3, 4.4.4 and 4.4.5 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section. For the avoidance of doubt, in the event of any Involuntary Employment Action occurring at a time when the Executive is retirement-eligible under Section 4.4.5, the Executive shall be entitled to the benefits under Section 4.4.3 or Section 4.4.4, as applies, except that, with respect to any awards granted under the OEP (or successor or other long-term incentive plan), Section 4.4.5(ii) shall apply to the extent more favorable to the Executive.

4.5    Treatment of LTI Grants. The effect of a termination of employment for any reason upon the vesting, exercisability or payment of any outstanding grant under the LTI Program shall be determined exclusively under the applicable plan document and award agreement, except as otherwise expressly provided in this Agreement.

4.6    Payments Conditioned Upon Release. Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company in substantially the form attached hereto as Exhibit A. Such release shall be executed and returned to the Company within the period of time specified in the release, but in no event later than a date determined such that the revocation period for the release shall expire by sixty days after the Termination Date. Any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest; provided that if the sixty day period following the Termination Date ends in the calendar year following the year that includes the Termination Date, no payments that constitute deferred compensation as defined in section 409A of the Code shall be paid earlier than the first day of the calendar year following the year that includes the Termination Date. If the Executive fails to execute the release within the specified period, or revokes the release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited.

4.7    280G Modified Cap.

4.7.1    Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Executive has the right to receive from the Company (including the value of any equity rights which become vested) (each, a “Payment” and, collectively, the “Total Payments”), would constitute a “parachute payment” as defined in section 280G(b)(2) of the Code, the Executive shall receive the Total Payments unless the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under section 4999 of the Code that would be payable by the Executive (the “Excise Taxes”)) has a lesser aggregate value than the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.

4.7.2    The determination of whether Section 4.7.1 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) and reasonably acceptable to the Executive. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company in a form that can be relied upon for tax filing purposes and shall include a valuation of the noncompetition provisions herein. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.7.3    If the Executive is to receive Reduced Payments and subject to Section 9, the Total Payments payable will be reduced or eliminated in the following order: (1) cash payments, (2) taxable benefits, (3) nontaxable benefits and (4) accelerated vesting of equity awards in a manner that maximizes the amount to be received by the Executive.

4.7.4    It is possible that, after the determinations and selections made pursuant to this Section, the Executive will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 4.7.1 (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final non-appealable judgment, that an Excess Payment has been made, then the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is finally determined (x) by a court of competent jurisdiction or the Internal Revenue Service or (y) by the Accounting Firm upon request by either the Company or the Executive, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive (but in any event within ten days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 4.7.1 not been applied until the date of payment.

4.8    No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company and no amounts earned from other employment shall reduce in any manner the amounts due hereunder, except as otherwise provided in Sections 4.4.3(v) and 4.4.4(v).

4.9    Repayments by the Executive Upon Any Termination. Any amounts owed by the Executive to the Company at termination are repayable in full within the sooner of thirty days of employment termination or by the end of the year in which employment terminates. The Company will deduct, withhold and/or retain all or any portion of the amount owed from the Accrued Obligations, to the extent permitted under applicable law and not in violation of section 409A of the Code. The Executive remains liable to the Company for any amounts in excess of the sums so deducted, withheld and retained by the Company.

5.	Protection of Confidential Information; Non-Competition and Non-Solicitation.

5.1    Confidential Information. The Executive agrees to execute and be subject to the Employee Proprietary Information and Inventions and Non-Compete Agreement in the form attached hereto as Exhibit B (the “Proprietary Information Agreement”), including protection of the Company’s intellectual property and goodwill and non-solicitation of employees for two years following termination of the Executive’s employment for any reason. Any material breach by the Executive of Proprietary Information Agreement shall be considered a breach of this Agreement.

5.2    Non-Competition. To the extent permitted by the laws of the Commonwealth of Massachusetts, during the Executive’s employment with the Company and for a period of one (1) year after the termination of the Executive’s employment with the Company for any reason (including any termination following the expiration of the Term), the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in the development, production, marketing or sale of products that are within the same therapeutic class of products (or, upon commercialization, will be) approved for the same indications with material products of the Company being developed (but then at not less than a phase 3 stage), marketed or sold during the Executive’s employment with the Company or as of the Termination Date, or for which all regulatory requirements for sale have been achieved and are anticipated to be marketed and sold within two (2) years after the Termination Date and of which the Executive has actual knowledge, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, advisor or in any other capacity. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business.

5.3    Remedies and Injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right to seek to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company in addition to money damage and that money damages alone may not provide a complete or adequate remedy to the Company, it being further agreed that such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4    Severability. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5    Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

5.6    Blue Penciling by Court. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

5.7    Blue Penciling by One Court Not to Affect Covenants in Another State. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

6.	Indemnification.

The Executive shall be entitled to be indemnified by the Company against any claims brought against him arising from his employment with, or provision of services to, the Company, and to have his defense expenses promptly advanced subject to a repayment obligation, to the maximum extent provided in the Company’s articles of incorporation, by-laws and applicable Delaware law (each in effect as of the date hereof or as may be subsequently amended to provide the Executive with more favorable treatment), and to be covered by the Company’s directors and officers liability policy, and to enter into the Company’s standard form of indemnification agreement, in the same manner and to the same extent as other current and former officers and directors of the Company.

7.	Notices.

7.1    Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after having been sent by overnight courier or three days after having been mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

BIOGEN INC.

225 Binney Street

Cambridge, MA 02142

Attention: General Counsel

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

7.2    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. Any action brought by either party with respect to this Agreement, other than an action pursuant to Section 5.3, shall be brought and maintained only in the state or federal courts located in the Commonwealth of Massachusetts. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.

7.3    Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.4    Entire Agreement; Non-Exclusivity. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein.

7.5    Assignability.

7.5.1    Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

7.5.2    Assignability by Company. The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this Section 7.5.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

7.5.3    Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise; provided, in the event of a Corporate Change in Control or Corporate Transaction, Section 5.2 shall apply only with respect to the business of the Company thereunder as so described immediately prior to consummation of such Corporate Change in Control or Corporate Transaction.

7.6    Survival. The respective rights and obligations of the parties hereunder, including under Sections 3, 4, 5 and 6, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.

7.7    Amendment; Waiver; Inconsistencies. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy or arrangement of the Company or any of its Affiliates, or any provision of any agreement, plan or corporate governance document of any of them, the provisions of this Agreement shall control unless this Agreement provides otherwise or the Executive otherwise agrees in a writing that expressly refers to this Agreement. The Company agrees not to impose any restrictions, enforceable by injunction, on the Executive’s post-employment activities, other than those expressly set forth in this Agreement.

7.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

7.9    Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. The Company shall reimburse the Executive for reasonable attorneys’ and other professional fees incurred by the Executive in reviewing, negotiating and preparing this Agreement and related matters, up to a maximum of $30,000. Such reimbursement shall be made within thirty days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses and in any event no later than the date specified in Section 9.5.

7.10    Tax Withholding. All payments under this Agreement shall be less such deductions or withholdings as are required by applicable law and regulations.

8.	Free to Contract.

8.1    Executive Representations and Warranty. The Executive represents and warrants to the Company that the Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of the Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.

8.2    Authority. The Company represents and warrants to the Executive that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it and under the programs, plans and arrangements referred to in it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.	Code Section 409A Legal Requirement.

9.1    Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive’s Termination Date, then, to the extent any payment under this Agreement or any Company Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 9.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day of the seventh month following the month that includes the Executive’s Termination Date and (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the date described in (i) or (ii).

9.2    Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under 409A of the Code unless such termination is also a “separation from service” within the meaning of 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

9.3    Application of Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.

9.4    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code. Notwithstanding the foregoing, under no circumstances shall the Company have any liability for any penalties or additions to tax that may be assessed against the Executive pursuant to section 409A of the Code or any comparable provision of any state or local income tax.

9.5    Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BIOGEN INC.

By:	/s/ Stelios Papadopoulos
Name:	Stelios Papadopoulos
Title:	Chair, Board of Directors

EXECUTIVE

/s/ Christopher A. Viehbacher
Christopher A. Viehbacher

Signature Page to Employment Agreement

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this      day of             , 20    , between Christopher A. Viehbacher (“Executive”), and BIOGEN INC., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of November 10, 2022 (the “Employment Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters relating to potential claims by the Executive relating to his prior employment by the Company.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to Section [    ] of the Employment Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1    General Release of Claims by Executive. Executive, on behalf of himself and his heirs, executors, administrators, successors, agents and assigns, hereby fully and without limitation releases and forever discharges the Company, and (as the case may be, but only with regard to matters related to the Company, its subsidiaries, affiliates and divisions) its present and former shareholders, parents, owners, members, partners, subsidiaries, divisions, affiliates, officers, directors, agents, employees, consultants, contractors, customers, clients, insurers, representatives, lawyers, predecessors, successors and assigns, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1986, as amended, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (“Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), arising under federal, state or local law from the beginning of time to the Effective Date of this Release (as defined below), including, without limitation and by way of example only, any and all claims arising directly or indirectly out of, relating to or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof; any and all claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation or liability in tort; claims of any kind that may be brought in any court or administrative agency; and any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Law (Mass. Gen. Laws ch. 151B et seq.), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149, §§148 and 150), the Fair Labor Standards Act, as amended, any other federal and state wage and hour laws, the

Americans With Disabilities Act, as amended, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Law, each as amended, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act and/or any other local, state or federal law, rule or regulation governing employment, discrimination in employment, workplace safety or the payment of wages and benefits. Executive represents that there are no lawsuits pending by Executive against Releasees and/or promises to dismiss any and all lawsuits that Executive might have filed against Releasees. Executive expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)    Executive’s right to file or participate in the investigation of any administrative discrimination charge. However, Executive gives up any right to any money or other personal benefit from any such charge;

(ii)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(v)    Claims for indemnity under the Employment Agreement or bylaws of the Company, as provided for by Delaware law, or agreements or plans, or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company, its subsidiaries or affiliates, or a as a fiduciary of any benefit plan of the foregoing;

(vi)    Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement or any of the award agreements described in Section 3 below; and

(vii)    Equity awards as provided in Section 3 below.

2.    Promise Not to Sue. Executive promises not to sue the Company or any Releasee for any claims covered by the General Release contained in Section 1 hereof and not excluded by the release exclusion sub-sections of Section 1 hereof, in any forum for any reason arising prior to the Effective Date of this Release (as defined below). This promise not to sue is separate from and in addition to Executive’s promises in Section 1 of this Release. Notwithstanding this Promise Not to Sue, Executive may bring a claim against the Company to enforce this Release or to challenge the validity of this Release under the ADEA, or any claim arising after the Effective Date of this Release. If Executive hereafter commences, joins in or in any manner seeks relief through any suit against the Company or any Releasee in violation of this Release, Executive shall be liable to the Company and the Releasees for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit, in addition to any other damages caused to the Company or Releasees thereby.

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3.    Equity Awards. [Executive currently holds the [●] granted under the Company’s [Plan] or its successor (the “Plan”)] and listed on Annex A hereto and no others. Executive’s and the Company’s rights with respect to such awards shall be as set forth in the Plan and the award agreements, as modified by the Employment Agreement, pursuant to which such awards were granted.]

4.    Confidentiality of Release. Until publicly filed, except as may be required by law or court order, none of Executive, his attorney or any person acting by, through, under or in concert with them shall disclose the terms of this Release to any individual or entity other than their immediate family and accountants or tax preparers as may be necessary. In the event that a disclosure authorized by this Release is made, Executive shall inform the person to whom information is disclosed of the confidential nature of this Release and that, upon being informed of the terms of this Release, the person shall be equally bound by the provisions of this paragraph.

5.    Non-Disparagement. The Executive agrees not to make any public statements that are, or would reasonably be interpreted to be, disparaging about the Company, its directors, officers, and employees, including but not limited to, any statements that are intended by the Executive to disparage any product, service, finances, capability or any other aspect of the business of the Company. Breach of this provision shall constitute a material breach of this Agreement and cause substantial, irreparable harm to the Company, for which the Executive acknowledges there would be no adequate remedy at law. The Company agrees that it (via any authorized public statement), each member of the Company’s board of directors, the General Counsel of the Company, the Chief Financial Officer of the Company and the Chief Human Resources Officer of the Company shall not to make any public statements that are disparaging about the Executive; provided that it shall not be a breach of this Section 5 for the Company or its representatives to make a truthful statement solely required to comply with the Company’s reporting obligations under applicable law or to respond to proxy advisory firm guidance or questions. Nothing in the foregoing shall be construed to prevent any person from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency or from making truthful statements in connection with any legal process between the parties.

6.    Review and Effective Date.

(a)	Release Is Knowing and Voluntary. Executive understands, agrees and acknowledges that he:

1.	has carefully read and/or had read to him and fully understands all of the provisions of this Release;

2.	knowingly and voluntarily agrees to all of the terms set forth in this Release; and

3.	knowingly and voluntarily intends to be legally bound by the same.

(b)	Consideration Period. Executive acknowledges that the Company has offered him [twenty-one (21)] days to consider the terms and conditions of this Release, and to

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decide whether to sign and enter into this Release. In the event that Executive elects to sign this Release prior to the expiration of the [twenty-one (21)]-day period, he acknowledges that in doing so he will voluntarily waive the balance of the permitted period. Executive understands and agrees that any changes to the initially drafted terms of this Release are not material and shall not restart the running of this period.

(c)

7-Day Revocation Period. Executive has seven (7) days after his execution of this Release to revoke his acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to [INSERT COMPANY REPRES. NAME]. The Parties acknowledge and agree that this Release is neither effective nor enforceable and the Company is not obligated to perform the promises contained herein or in the Employment Agreement in the event that either (i) the Release is revoked or until expiration of the seven (7) day revocation period, the “Effective Date” of this Release, or (ii) that the Revocation Period has not expired by [INSERT DATE THAT IS 60 DAYS AFTER THE TERMINATION DATE]. [SUCH OTHER REVOCATION PERIOD AS REQUIRED BY ADEA OR OTHER APPLICABLE LAW MAY BE SUBSTITUTED FOR THE CONSIDERATION AND REVOCATION PERIODS].

7.    Advice of Counsel. Executive has had the advice of independent legal counsel of his own choosing in negotiations for and the preparation of this Release. Executive has carefully read the provisions of this Release and is fully apprised of and understands the provisions of this Release and their legal effect and consequences. Executive has executed this Release after careful and independent investigation, and affirmatively warrants that he is not executing this Release under fraud, duress or undue influence.

8.     Integration. This Release, the Employment Agreement, the Employee Proprietary Information and Inventions and Dispute Resolution Agreement, the Plan, [and the applicable award agreements under the Plan] set forth the final, sole and entire agreement between Executive and the Company and supersede any and all prior agreements, negotiations, discussions or understandings between Executive and the Company concerning the subject matter of this Release. This Release may not be altered, amended or modified, except by a further writing signed by Executive and a member of the Board of Directors of the Company.

9.    Miscellaneous Provisions.

(a)    The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

(b)    This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the Commonwealth of Massachusetts. The language in this Release shall not be construed for or against any particular party.

(c)    This Release may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. The Parties agree to accept a signed facsimile or “PDF” copy of this Release as a fully binding original.

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(d)    This Release shall apply to, bind and inure to the benefit of the Parties and their respective successors and assigns.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Release on the dates indicated below.

EXECUTIVE	BIOGEN INC.

Christopher A. Viehbacher	By:
Its:
Dated:	Dated:

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AND NON-COMPETE AGREEMENT

This Employee Proprietary Information and Inventions and Non-Compete Agreement (hereinafter the “Agreement”) shall be effective as of the first day of my employment with Biogen Inc. (together with its subsidiaries and any other corporate affiliates hereinafter collectively, the “Company”) or, if I already am employed by the Company, on the date that I sign this Agreement. In consideration of my employment or continued employment, the compensation to be received by me from the Company from time to time, and my participation in the Company’s annual bonus or incentive compensation plan (depending on my role and the applicable eligibility criteria), I hereby specifically acknowledge, understand and agree that:

Nature of Employment Relationship

1.

My employment with the Company has been entered into voluntarily and I may resign at any time. Similarly, the Company may terminate my employment at any time without cause or notice, and for any reason, without resort to any policies, practices or procedures, subject to my Employment Agreement with the Company, dated November 10, 2022 (“Employment Agreement”). No implied oral or written agreements contrary to the express language of this Agreement are valid unless they are in writing and signed by the Board of Directors or the Chief Executive Officer of the Company.

Protection of the Company’s Intellectual Property and Goodwill

2.

The Company is engaged in a continuous program of research, development, production, sales and marketing. I am expected to make new contributions and/or inventions of value to the Company as a part of my employment by the Company.

3.

My employment creates a relationship of confidence and trust between me and the Company with respect to any nonpublic information applicable to or related to the business of the Company or applicable to or related to the business of any client or customer of the Company or to the disclosure of nonpublic information to the Comp any by any person or entity, which may be made known to me by the Company or by a client or customer of the Company, or created or learned by me during the period of my employment.

Proprietary Information of the Company

4.

The Company possesses and will possess information that has been created, discovered, developed, or otherwise become known to the Company (including without limitation information created, discovered, developed, or made known by me) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged or will engage and is not generally known to the public. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, nonpublic patent applications, formulas, data, know-how, improvements, inventions, techniques, biological materials, marketing plans, strategies, forecasts, customer lists, personnel and non-public financial information.

5.

All Proprietary Information shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents or other rights in connection therewith. I hereby assign to the Company, or such other entity as the Company directs in writing, any rights I may have or acquire in such Proprietary Information.

6.

At all times, both during my employment by the Company and after its termination for any reason, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information without appropriate authorization, except as may be necessary in the ordinary course of performing my duties as an employee of the Company or as set forth herein. Biogen encourages employees to report to the Company any concerns, including ethical or legal violations, and our speak up philosophy protects against retaliation for anyone who in good faith reports potential violations or participates in an investigation. The Company offers several avenues for reporting concerns, including the Helpline (where concerns can be reported anonymously) via phone or online, a Compliance Officer, a member of Human Resources, a supervisor or member of management, our Finance team and Legal counsel. Nothing contained in this Agreement is intended to limit employees from disclosing or discussing information relating to compensation or working conditions protected by law. Nothing in this Agreement impedes or limits you from reporting possible violations of law to any governmental agency or entity, or from: (1) contacting, communicating with, filing a charge or complaint with, or participating, testifying, or assisting in any investigation, hearing, or other proceeding, before any federal, state, or local government agency or entity (including but not limited to the

U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General) or participating in any legislative or judicial proceeding; (2) making any other disclosures protected under the whistleblower provisions of federal or other law (including the Defend Trade Secrets Act) or regulations, and/or providing documents to federal, state, or local officials for investigation; or (3) participating in any whistleblower program administered by any such agencies and receiving individual monetary awards or other individual relief from such governmental whistleblower programs. The Company further acknowledges your right to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing herein impedes or limits those rights.

7.

All documents, records, notes, apparatus, computers, data storage devices, equipment and other physical property, and all documents and records (whether stored electronically or in hard copies), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment with the Company, shall be and remain the sole property of the Company. I will promptly return and deliver such property and any copies to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment with the Company for any reason, and I will not take with me any such property or any reproduction of such property, in any form, upon termination.

8.

The Company has received and in the future will receive from clients, customers and other third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for limited purposes. I will hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person, firm or corporation or use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

9.

I agree to keep and maintain adequate and correct record of all inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of laboratory notebooks and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

Inventions

10.

I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulas, biological materials, processes, techniques, know-how, research and data, whether or not patentable, which are made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and which are related to or useful in the actual or anticipated business of the Company or the Company’s actual or anticipated research or development efforts, or result from tasks assigned me by the Company or result from use of premises, or equipment or materials, possessed, owned, leased, or contracted for by the Company (all said improvements, inventions, formulas, biological materials, processes, techniques, know-how, and data shall be collectively hereinafter called “Inventions”).

Assignment and Cooperation

11.

My ownership interest in all Inventions that I make, conceive, reduce to practice, or develop (in whole or in part, either alone or jointly with others) during my employment, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all patents and other rights in connection therewith. I hereby assign to the Company or such corporate affiliate as Company may specify, any rights I may have or acquire in such Inventions. As to all such Inventions, I will assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on said Inventions in any and all countries. To that end I will, without limitation, assist and cooperate in legal proceedings, and will execute all documents for use in applying for and for obtaining and maintaining such patents thereon and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or person designated by it. My obligation to assist the Company in obtaining and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment for any reason, but the Company shall compensate me at the rate of pay I was receiving at the time of my termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any such patent or to prosecute any patent application with respect to such an Invention (including renewals, extensions, continuations, divisions or

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continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

12.

Any copyrightable works, including, without limitation, literary works, computer programs, artistic works (including design, graphs, drawings, blueprints and other works), recordings, slides, motion pictures and other audio -visual works that I may produce in the course of my employment by the Company shall be “works made for hire,” to the maximum extent permitted by law. Any works of authorship that I may prepare alone or with others during my employment with the Company, so far as they relate to the actual or anticipated business of the Company, or processes, personnel, financial information, apparatus, products, researches or research programs of the Company, shall be regarded as prepared by me within the scope of my employment, and, unless otherwise agreed to in a written instrument signed by an officer of the Company, shall be owned by the Company, including, without limitation any copyright(s) in such works of authorship and I hereby assign to the Company any and all rights I may have in such works of authorship and in any and all copyrights therein and copyright registrations thereof. I will execute promptly when requested by the Company to do so any assignment documents that the Company deems necessary or appropriate to serve as further evidence of this assignment. I will, without limitation, assist and cooperate in legal proceedings, and will execute all documents for use in applying for and for obtaining and maintaining copyrights in work of authorship, and in enforcing the same, as the Company may desire, together with any assignments thereof to the Company or person designated by it. My obligation to assist the Company in obtaining and enforcing copyrights in works of authorship, in any and all countries shall continue beyond the termination of my employment for any reason, but the Company shall compensate me at the rate of pay I was receiving at the time of my termination for time actually spent by me at the Company’s request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any such copyright or to prosecute any copyright registration application with respect to such work of authorship, or renewal thereof, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of copyright registrations thereon with the same legal force and effect as if executed by me.

Prior Inventions

13.

I have set forth on Exhibit A, a complete list of intellectual property that I have, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice prior to my employment with the Company that I consider to be my property or the property of third parties (“Prior Inventions”). If Exhibit A is not attached or does not contain any disclosure list, I represent that I have no Prior Inventions. I will not incorporate, or permit to be incorporated, Prior Inventions in any Inventions, including into any company product, process, or method of manufacture, without the prior written consent of the Company and any third-party owner. If, notwithstanding the foregoing, I incorporate a Prior Invention in which I have any right, title or interest into any Inventions, including into any company product, process, or method of manufacture, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to reproduce, display, distribute, make, have made, modify, use, sell, offer for sale and import such Prior Invention. For clarity and in accordance with Section 11, I will not incorporate or permit incorporation of any intellectual property that I, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice during my employment with Biogen into any Prior Inventions or into any intellectual property otherwise in existence prior to my employment with Biogen or that comes into existence subsequent to my employment with Biogen

Obligations to Previous Employers

14.

I have not brought and will not bring to the Company or use in the performance of my responsibilities at the Company any confidential or proprietary materials or documents of a former employer. I will not do so in the future unless I have first: (i) obtained and provided to the Company written authorization from the former employer for their possession and use, and (ii) obtained written authorization by an officer of the Company for their use in the performance of my responsibilities at the Company.

15.

I represent that my execution of this Agreement, my employment with the Company and the performance of my proposed duties for the Company will not violate any obligations I may have to any former employer. I will provide to the Company any agreement with a former employer that purports to limit my employment

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activities subsequent to the termination of that employment relationship. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any agreement either written or oral in conflict herewith. During my employment with the Company, I am not to breach any obligation of confidentiality that I may have to former employers.

Other Employment

16.

During the period of my employment by the Company, I will not, without the Company’s prior written consent, engage in any employment or activity other than for the Company in any business in which the Company is now or may during the course of my employment become engaged.

Non-Solicitation and Non-Compete

17.

During the term of my employment and for a period of two (2) years following the separation of my employment with the Company, regardless of the reason for such separation, I will not directly or indirectly (i) offer employment to or hire any Company employee, whether for my own benefit or for the benefit of another person or entity (nor shall I assist any other in doing so), (ii) solicit, entice or persuade any employee to leave the Company, or (iii) contact or solicit any customer, supplier, licensor or licensee of the Company or its affiliates with the purpose or effect of encouraging such party to terminate or reduce its business with the Company or its affiliates or to place any part of its business elsewhere; provided that for field employees this provision shall apply to customers called on by such field employee. For purposes of this Agreement, the term “solicit” shall include but not be limited to communications via social media, such as postings to websites, blogs or other online channels.

18.	Section 5.2 and related provisions of my Employment Agreement are incorporated by reference and shall govern as if set forth herein.

19.

I acknowledge that (i) the restrictions contained in Sections 17 and 18 are necessary for the protection of the Company’s business, trade secrets, and goodwill and are considered by me to be narrow, reasonable and fair for such purpose, (ii) I have received sufficient consideration for my promises and obligations in these Sections, including, without limitation, an offer of employment with the Company, my compensation for that employment, and my participation in the Company’s annual bonus or incentive compensation plan (depending on my role and the applicable eligibility criteria), and (iii) in the event of any breach or threatened breach of these Sections by me, the Company is entitled to all available remedies, including but not limited to, injunctive relief and the remedies set forth in Section 23 below. I further acknowledge that these restrictions shall apply irrespective of any changes to my job at Biogen, including without limitation to changes impacting my: duties, location, reporting, compensation, promotion/demotion, and benefits.

20.

If requested by Biogen during my employment and for the year after I leave Biogen, I agree to inform Biogen of all employment, consulting, business ownership or contracting relationships into which I enter. If, after leaving the Company, I believe that employment or other association otherwise in violation of this Agreement would not harm the Company’s legitimate business interests, I may request the Company to waive the restrictions contained in this Agreement. Any such request shall be made in writing to the Company’s Executive Vice President of Human Resources (or the Company’s CEO if there is no such officer) and shall identify the business with whom I seek to associate and describe the duties I seek to perform. The Company has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this Agreement shall be effective unless in writing and signed by the Company’s Executive Vice President of Human Resources (or the Company’s CEO if there is no such officer).

21.

During any ongoing (not temporary or business travel) assignment, on behalf of the Company or with a future employer, in California or any other jurisdiction in which Sections 17(iii) and 18 are not enforceable, only the provisions of Section 17(i) and (ii) shall apply.

22.

If a court of competent jurisdiction holds that any term of Sections 17 and 18 is unenforceable, illegal or void, such term shall automatically be deemed modified such that the contested provision will have the closest effect permitted by applicable law to the original form, and all other terms shall remain in full force and effect. In addition, in the event that the consideration provided by the Company is determined by a court of competent jurisdiction to be insufficient to enforce the noncompetition provisions in Section 18 above, the Company shall pay me 50% of my highest annualized base salary in the last two years prior to my separation (“garden leave pay”), paid pro-rata based upon the length of the restricted period, less any

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severance or separation pay and benefits paid to me as a result of my leaving the Company, as additional consideration for the noncompetition provisions. The Company reserves the right to waive the noncompetition restrictions set forth in Sec. 18, which would relieve the Company of any garden leave pay obligations.

Enforcement of Covenants

23.

I acknowledge that in the event of my breach or threatened breach of my agreements set forth in this Agreement, the Company will suffer irreparable harm, and monetary damages will be impossible to ascertain and/or inadequate to compensate it for such breach. Therefore, in the event of my breach or threatened breach of any of my obligations, the Company, in addition to and not in limitation of other rights, shall be entitled to reasonable attorneys’ fees incurred by the Company in enforcing its rights and injunctive relief (without any obligation by the Company to post a bond) in order to restrain any such breach or threatened breach by me. In the event a court of competent jurisdiction determines that I have violated any provision of this Agreement, the running of the time period of the provision so violated shall be automatically suspended as of the date of such violation until such violation has permanently ceased, after which the time period shall recommence and shall run for the remainder of its term.

Jury Waiver and Disputes

24.

If a Dispute arises under this Agreement or in connection with my employment, then any litigation commenced by either of us shall be resolved by a Judge alone (regardless of the location of such litigation), and both parties hereby waive and forever renounce the right to a trial before a civil jury. For purposes of this Agreement, Dispute shall be deemed to include any disputes relating to: (i) the terms and conditions of my employment; (ii) any claimed breach of the covenants set forth in this Agreement, or (iii) any dispute relating to the separation of my employment, whether voluntary or involuntary. Specifically included are any disputes or claims arising under: (i) any local, state or federal discrimination or civil rights statute, regulation or order (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and any amendments to the same); (ii) any other local, state or federal employment related statute, regulation or order relating to wages, hours, benefits, or other terms and conditions of employment; (iii) any local, state or federal common law theory; or (iv) any other local, state or federal law or regulation now in existence or that hereafter is enacted (and as amended from time to time) concerning in any way the subject of my employment with the Company or its separation.

Choice of Law/Superseding Agreement/Full Agreement

25.

The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the law of Delaware. Any action regarding a Dispute (as defined above) shall be commenced in a court of competent jurisdiction in the state in which I am primarily employed.

26.

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. It supersedes any and all prior agreements (written or oral) relating to the subject matters covered by this Agreement, except that, to the extent any prior written agreement contains (i) provisions that expressly survive termination of such agreement, (ii) provisions that require me to abide by additional or greater obligations with respect to protection of the Company’s intellectual property or its confidential and proprietary information or documents, or (iii) any additional or greater non-solicitation or non-competition obligations, then all such provisions survive and remain in force. . No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by an authorized representative of the party to be charged, which in the case of the Company shall be the Board of Directors or the CEO.I further acknowledge and agree that any subsequent change or changes in my duties, salary or compensation, or subsequent employment with any entity related to the Company (be it a subsidiary, division or other affiliate) will not affect the validity or scope of this Agreement, which shall remain in full force and effect.

27.

This Agreement shall inure to the benefit of the Company, and any of its successors and assigns, and I specifically acknowledge and agree that the Company maintains the right to assign this Agreement to any of its successors and assigns, and that I shall be fully bound by the terms of this Agreement upon such assignment.

28.

It is agreed and understood that no changes to the nature or scope of my employment relationship with the Company, including but not limited to changes in job title, responsibilities, reporting structure or compensation, shall operate to extinguish my obligations hereunder or require that this Agreement be re-executed.

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Corporate Compliance

29.

I agree that I will comply with all policies and procedures that the Company may have in effect from time to time, including without limitation, the Company’s Code of Business Conduct (the “Code”) and corporate compliance program. I acknowledge that failure to comply with such policies and procedures may result in disciplinary action, including immediate termination of my employment.

Return of Company Property

30.

At any time upon request of the Company, and in any event upon the ending of my employment with the Company, I will immediately return (and not destroy) all property of the Company (including, but not limited to, papers, documents, lab notebooks, files, and data in any format, e-mails, promotional materials, training materials, presentations, computers and any accessories, cell phones, PDAs, credit cards, keys, badges, and other devices and equipment) in my possession, custody or control. I will not retain, take, or copy any of the Company’s property. Upon the Company request, I will certify in writing and under oath that I have returned all such Company materials, that I have retained none, that I have not destroyed any Company property or information (including, without limitation, information maintained electronically) and that I have no right of access to such Company materials.

Debarment and Certain Government Programs

31.

I represent and warrant that I am not excluded, debarred, suspended, or otherwise ineligible to participate in federal health care, procurement, or other programs, and have not been convicted of a criminal offense relating to health care fraud, patient abuse, and/or the development, approval, or regulation of drug products. I agree to notify the Company in writing if I become excluded, debarred, suspended, or otherwise ineligible to participate in federal health care, procurement, or other programs, am convicted of a criminal offense relating to healthcare fraud, patient abuse, and/or the development, approval, or regulation of drug products, or am convicted of a felony offense relating to the unlawful manufacture, distribution, prescription, or dispensing of a controlled substance.

32.

I agree to comply with all laws, regulations, rules and policies pertaining to Medicare, Medicaid, or any other federal health care program while employed at the Company. I will inform the Company of (i) any non-compliant conduct by the Company or its employees; or (ii) any wrongdoing, irregularities, improprieties or illegalities regarding the ordering or delivery of any item or performance of any service by the Company that is reimbursable by Medicare, Medicaid, or any other federal health care program.

Defend Trade Secrets Act of 2016

33.

Under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against the Company for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Delivery and Legal Consultation

I acknowledge that I was provided this Agreement the earlier of either a formal offer from the Company or 10 business days before the commencement of my employment with the Company, or if I am employed as of the date this Agreement is executed, 10 business days before the effective date of this Agreement. I further acknowledge that I have the right to consult counsel prior to signing this agreement.

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I have read this Agreement and I understand it. I am signing this Agreement voluntarily. My signature below represents my understanding of, and agreement to, the above terms.

PRINT NAME: Christopher A. Viehbacher

SIGNATURE:

DATED: November 10, 2022

ACCEPTED AND AGREED TO:

On behalf of BIOGEN INC., its subsidiaries, and other corporate affiliates

BY: Stelios Papadopoulos

TITLE: Chair, Board of Directors

SIGNATURE:

[Signature Page to Employee Proprietary Information and Inventions and Non-Compete Agreement]

Exhibit A

The following is a complete list of intellectual property that I have, alone or jointly with others, authored, made, developed, conceived and/or reduced to practice prior to my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of the Company’s “Employee Proprietary Information and Inventions Agreement”. I acknowledge and agree that Exhibit A must be accepted in writing by the Company for the Prior Inventions to be so excluded.

List of Prior Inventions: If no inventions to declared please enter “no inventions”.

PRINT NAME of EMPLOYEE: Christopher A. Viehbacher

SIGNATURE of EMPLOYEE:

Date: November 10, 2022

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